Exhibit 10.19

Asset Transfer Agreement

between

Kunming Television Station

and

Kunming Taishi Information Cartoon Co., Ltd.

May 2008

Table of Contents

Articles			Pages

Article	1	Definitions and Interpretations	2
Article	2	Sale and Purchase	4
Article	3	Assets to be Transferred	6
Article	4	Transferor’s Representations and Warranties	7
Article	5	Transferor’s Undertaking	8
Article	6	Mutual Representations and Warranties	8
Article	7	Events of Breach	9
Article	8	Force Majeure	9
Article	9	Termination	10
Article	10	Confidentiality	11
Article	11	Governing Law and Dispute Resolution	12
Article	12	Notices	12
Article	13	Miscellaneous	13

Appendix

Appendix		List of Assets

Asset Transfer Agreement

This Asset Transfer Agreement (Agreement) is entered into on [•] 2008 in Kunming, Yunnan Province, People's Republic of China (PRC)

by and between

(1)	Kunming Television Station (Transferor), a PRC television station with its registered address at No. 198, Danxia Avenue, Kunming City, Yunnan Province, PRC

and

(2)	Kunming Taishi Information Cartoon Co., Ltd. (Transferee), a company established under PRC Law (as defined below) with its registered address at [•], whose legal representative is [•].

(Individually a Party and collectively the Parties).

WHEREAS

The Transferor desires to sell to the Transferee, and the Transferee agrees to purchase from the Transferor, the assets of Transferor related to the operation of Business (as defined below).

NOW, THEREFORE, the Parties have agreed as follows:

Article 1 Definitions and Interpretations

1.1	Definitions. Unless otherwise stipulated herein, the following terms shall have the meaning set forth below:

Assets	means any assets transferred by the Transferor to the Transferee as set forth in Appendix ;
Business	means the advertising business that is operated by Transferor;
Business Contracts	means the agreements that relate to the Business;
Force Majeure
any earthquake, storm, fire, flood, war, changes to the relevant state and administrative laws or regulations and policies, or any other significant event of natural or human-caused disaster arising after the signing hereof which is unforeseen,  unavoidable and not possible to overcome, and is beyond the control of any Party, and prevents the total or partial performance of this Agreement by any Party;

Asset Transfer Agreement

Government Authority	the competent government departments and authorities of the jurisdictions where the Assets are located;
PRC Law	all laws and legislation of the PRC that are in effect, including laws, regulations, decrees and orders of government agencies and other documents of a legislative, administrative or judicial nature;
RMB	Renminbi, the legal currency of the PRC;
Tax
all forms of taxation, including, without limitation, enterprise income tax, business tax, value-added tax, stamp duty and individual income tax levied by the PRC tax authorities pursuant to PRC Law, as well as any penalty, surcharge or fine in connection therewith;

Trade Secret
any information relating to this Agreement, the Transferor or the Transferee, including, without limitation, any information regarding costs, technologies, financial contracts, future business plans and any other information deemed by the Parties to be confidential, and which is unknown by the public, has practical value and is of economic benefit to the  Parties; and

Transaction Documents	all documents that are required to be signing under PRC Law in order to complete the transactions contemplated under this Agreement.
Working Day	any business day of commercial banks in the territory of the PRC.

1.2	Headings. All headings used herein are for reference purposes only and do not affect the meaning or interpretation of any provision hereof.

1.3	Appendices. Any reference herein to an Article or Appendix is to an article or appendix of this Agreement.

1.4	Other References. Unless otherwise indicated, a reference herein to a day, month or year is to a calendar day, month or year.

Article 2 Sale and Purchase

2.1
Assets Appraisal.  The Transferor shall, at its sole expense, hire a qualified appraisal agent to conduct the appraisal on the Assets. Such appraisal shall be completed no later than 1 March 2008 by the Transferor.

2.2
Purchase Price. There are no encumbrances on the Assets that the Transferor shall sell to the Transferee. The consideration of such Assets transfer shall be in total amount of RMB 150 million in cash (Purchase Price).

2.3	Assets Transfer.

2.3.1	The Assets shall be subject to a one-time transfer.

2.3.2
The Transferor shall assist the Transferee in obtaining any and all prior approvals, consents and (or) certificates, and shall make any and all filings necessary for the transfer of Assets under PRC Law, which shall include without limitation the approvals from or filings with the relevant state-owned assets administration authorities, commerce departments, administrative departments for industry and commerce and foreign exchange administrative departments.

2.4	Payment Method.

2.4.1	Initial Payment and Conditions.

As the consideration for the Assets transfer, the Transferee shall pay 50% of Purchase Price within 7 working days of the date of the satisfaction, or waiver by the Transferee in writing, of the following conditions:

2.4.1.1	all initial contributed assets have been fully transferred by the Transferor to the Transferee in accordance with the relevant agreements;

2.4.1.2	the advertising company (Advertising Co), jointly established by the Transferor and the affiliate of Transferee, has been incorporated;

2.4.1.3	the exclusive cooperation agreement, satisfactory to the Parties in both substance and form, has been executed by the Transferor and the Transferee;

2.4.1.4	the exclusive service agreement, satisfactory to the Parties in both substance and form, has been executed by the Advertising Co and the Transferee; and

Asset Transfer Agreement

2.4.1.5	the Transferor undertakes not to -

(a)
create or permit to arise any lien, encumbrance, pledge, mortgage or any security or other third party right or interest on or in respect of any of the Assets or grant or issue, or agree to grant or issue, any guarantee;

(b)	enter into any transaction or arrangement with respect to the Assets;

(c)
enter into any agreements or materially modify or terminate any agreements related to the Business; or depart from the ordinary course of Transferor or the Transferee’s daily business operations in any form;

(d)
increase or agree to increase the remuneration (including bonuses, commissions and benefits in kind) of any of the members of the board of directors or employees of the Transferee, or provide or agree to provide any gratuitous payment or benefit to any such person or any of their dependents; and

(e)	enter into any agreement or arrangement to, or grant any power of attorney or otherwise authorize any other person to do any of the above.

2.4.1.6
the Transferor and the Transferee shall jointly endeavor to obtain any and all necessary governmental consent, permit or authorization in relation to the execution, delivery or implementation hereof, or to make any and all necessary applications for, filing and registration with  government agencies.

2.4.1.7	any other conditions agreed upon by the Parties in the Transaction Documents.

2.4.2	Remaining Purchase Price Payment.

The remaining balance of the Purchase Price shall be paid within 12 months of the initial payment, and shall occur subject to the satisfaction, or waiver by the Transferee in writing, of the following conditions:

2.4.2.1
the Transferor shall, at its sole expense, ensure that any applicable annual inspection and (or) renewal of governmental authorizations are duly and timely made, and all governmental authorizations remain in full force and effect in accordance with the terms of the exclusive cooperation agreement and exclusive service agreement;

2.4.2.2	the Transferor shall use its best efforts to ensure that the Transferee and Advertising Co obtain the governmental authorizations necessary for the operation of the Business;

2.4.2.3	the Transferor agrees to use its best commercial efforts to continue operating the Business; and

2.4.2.4	all other conditions that are agreed to by the Parties in the Transaction Documents.

2.5
Offset Right. Notwithstanding any provisions to the contrary, if the Transferor shall pay the Transferee the damage penalty for breach of contract in accordance with the provisions of Article 7 of this Agreement, the Transferee shall have the right to offset the Purchase Price by the damage penalty for breach of contract.

The Transferee has the right to deduct any amounts paid pursuant to the Assets transfer, provided that the deduction shall be consistent with the due payment of the Transferor. However, the transferee shall not have the right of offset in the event of late payment of the Purchase Price.

2.6
Continuous Transfer of Assets. Upon the expiry of 2 years from the date of establishment of the Transferee, the Transferor will continuously transfer assets to the Transferee and the Transferee shall continuously purchase such assets, provided that such purchased assets are necessary for the operational activities of the Transferee and that such purchases are in accordance with the Asset Transfer Agreement concluded separately by the Parties.

Article 3 Assets to be Transferred

3.1
Ownership.  The ownership of and title to the Assets to be transferred shall pass to the Transferee upon delivery of the Assets to be Transferred in accordance with Article 3.2 and the full payment of the consideration therefor by Party B.

Asset Transfer Agreement

3.2
Delivery and Acceptance.  Unless otherwise stipulated by law or agreed by the Parties, the Transferor shall, at its own expense, deliver the Assets to be transferred to the Transferee at the location, at any time and in the manner specified by the Transferee in writing.  The delivery shall not be deemed to have occurred until Transferee has reviewed and accepted, at its sole discretion, the Assets, and the Parties have fulfilled the formalities in respect of delivery and acceptance thereof.

3.3	Use. The Transferor is entitled to continue using the Assets for the purpose of the Business for no consideration other than liability for loss or damage (if any), in accordance with Article 3.4.

3.4	Maintenance. Until the Assets are delivered to the Transferee, the Transferor shall be responsible for the custody and maintenance of the Assets.

Article 4 Transferor’s Representations and Warranties

4.1	Ownership of Assets. The Transferor shall ensure that the Assets are free of any encumbrances, and the Transferor is entitled to freely dispose of the Assets.

4.2	Condition of Assets. The Assets are in good and serviceable condition (subject to normal wear and tear where applicable) and are generally suitable for their intended purposes.

4.3	Intellectual Property Right. The Assets are not in the situation of infringing upon the intellectual property rights and legal rights of any third person.

4.4	Necessary Assets. The Assets as listed in Appendix represent the Assets necessary for the operation or promotion of the Business.

4.5
Disputes.  The Transferor is not aware of any pending or threatened civil or criminal claims, prosecutions, lawsuits, investigations or other proceedings against the Transferor, which may affect this Agreement; nor is the Transferor aware of any contractual provisions or executable court rulings or injunctions that may be binding upon or affect the Transferor’ property and that may affect this Agreement, including any intellectual property; the Transferor’ execution and performance of this Agreement, and the Transferee’s implementation or exercise  of any right under this Agreement, does not violate any mortgage rights, contracts, rulings, decrees or laws that are binding upon  the Transferor or the Parties’ assets.

Asset Transfer Agreement

4.6	Others.

The Transferor has obtained any and all written approvals of any third party for the execution, delivery and performance of this Agreement and said transactions set forth in this Agreement.

Article 5 Transferor’s Undertaking

5.1	Reasonable Assistance. The Transferor will provide such assistance as may be requested by the Transferee from time to time.

5.2
Registration. If the transfer of any assets must be registered with a Government Authority, the Transferor shall submit to such Government Authority all the registration documents and take all reasonable actions needed for such transfer before the delivery.

5.3
Indemnity.  The Transferor shall indemnify the Transferee against any and all damages and losses sustained by the Transferee that result from any third party action against any or all of the Transferor or the Transferee which result or arise from any activities involving any of the Transferors that occurred prior to or on the delivery.

Article 6 Mutual Representations and Warranties

The Transferor represents and warrants to the Transferee, and the Transferee represents and warrants to the Transferor the following:

6.1
It is an independent legal entity formally established at its place of incorporation, and has obtained all government approvals and registrations necessary for its existence, which approvals and registrations are continuing and effective and it has sufficient authority to conduct its business in accordance with its business license, approval certificate, articles of association or similar corporate documents.

6.2	It is fully authorized to sign this Agreement and to fulfill its obligations hereunder.

6.3	Its signing of this Agreement and performance of any of its obligations hereunder will not violate:

6.3.1	its business license, business registration, articles of association or similar corporate documents;

6.3.2	any applicable laws or regulations, or the conditions attached to any authorization or approval granted by any governmental agency or body; and

Asset Transfer Agreement

6.3.3	any other agreement which is binding on it.

6.4	There is no lawsuit, arbitration or other legal or government procedure pending or threatened against it which, based on its knowledge, could affect this Agreement.

6.5	It has disclosed to the other Party all documents issued by any government authority that might have a material adverse effect on the performance of its obligations under this Agreement.

6.6	It is not the subject of any liquidation or dissolution proceedings.

6.7	It has neither been declared bankrupt by a court of competent jurisdiction nor entered into any bankruptcy proceedings.

Article 7 Liability for Breach

7.1	Events. The occurrence of 1 or both of the following events shall constitute a breach of this Agreement:

7.1.1
any of the Parties has materially breached the terms hereof or has failed to perform in any material respect its obligations hereunder, and such breach or nonperformance has not been remedied for a period of 10 days after receipt of any other Party’s written notice requesting such remedy; and

7.1.2	any representation or warranty made by any of the Parties herein shall prove to have been false or misleading in any material respect.

7.2	Transferor Breach. Where the Transferor commits a breach of this Agreement, the Transferor shall be liable to compensate the Transferee for any and all damages caused to it as a result of the breach.

7.3	Transferee Breach. Where the Transferee commits a breach of this Agreement, it shall be liable to compensate the Transferor for any and all damages caused to them as a result of the breach.

Article 8 Force Majeure

8.1	Consultation. In the event of Force Majeure, the Parties shall promptly consult with each other to find a solution to the situation.

8.2
Exemption.  Should the occurrence of a Force Majeure result in any Party’s failure to perform its obligations under this Agreement in whole or in part, that Party may, unless otherwise stipulated by law, be exempted from performing those obligations to the extent of the effect of the Force Majeure in question.

Asset Transfer Agreement

8.3
Best Efforts.  Subject to this Article8, the Party affected by Force Majeure may suspend the performance of its obligations under this Agreement to the extent and for the duration thereof until the effect of the Force Majeure no longer operates.  However, that Party shall exert its best efforts to remove any impediments resulting from the Force Majeure and to minimize to the greatest possible extent any damages incurred.  With the agreement of the Parties, the term of this Agreement shall be extended by the period of such suspension without penalty to any Party.

8.4
Written Evidence.  The Party claiming Force Majeure shall, as soon as possible after the occurrence of the Force Majeure, inform the other Parties of the situation and specify the reason for its failure to perform this Agreement, so as to minimize the damages inflicted upon the other Parties, and shall provide the other Parties with written evidence, certified by the relevant government authority, of the occurrence of the Force Majeure.

8.5	Non-Exemption. A Party shall not be exempted from performing its obligations under this Agreement where Force Majeure occurs following the delay by that Party to perform such obligations.

8.6	Termination. If Force Majeure prevails for a period of 30 days or more and has a material adverse effect on this Agreement, this Agreement may be terminated in accordance with Article 9.1.3.

Article 9 Termination

9.1	Conditions of Termination. This Agreement may only be terminated as listed below, namely:

9.1.1
by the Transferee if  the Transferor, and by the Transferor if the Transferee, commits a material breach of this Agreement which it fails to remedy within 30 days after the receipt of written notice from the non-breaching Party requesting such remedy;

9.1.2	by the Transferee if the Transferor, and by the Transferor if the Transferee, becomes insolvent or declares bankruptcy;

9.1.3
by the Transferee delivering written notice to the Transferor if Force Majeure prevails against the Transferor, and by the Transferor delivering written notice to the Transferee if Force Majeure prevails against the Transferee, in accordance with Article 8.6; or

9.1.4	by the Transferee if the Transferor, and by the Transferor if the Transferee, expressly states or by its conduct indicates that it will not discharge any of its obligations hereunder.

Asset Transfer Agreement

9.2
Effect of Termination.  The termination of this Agreement shall not affect any rights and obligations which have accrued prior to the termination; provided, however, that nothing herein shall relieve any Party of any liability for any actions that occur before the termination of this Agreement.

9.3	Termination of the Relevant Agreement. In the event of the termination hereof for any reason, the Exclusive Cooperation Agreement concluded by the Parties on [•] shall be terminated accordingly.

Article 10 Confidentiality

10.1
Non Disclosure.  From the date hereof until 5 years hereafter, the Transferor shall not disclose or communicate to any person, other than to employees of the Parties and their respective affiliates for the sole purpose of implementing the transactions contemplated hereunder or as instructed by the Transferee, any Trade Secret which may be within or may come into their knowledge.

10.2
Breach of Obligations.  The Parties shall take all necessary measures (including the signing of confidentiality agreements) to ensure that their respective directors, employees, agents, contractors, suppliers and advisors also comply with the confidentiality obligations set forth in this Chapter, and shall arrange for the summary dismissal of any such person who breaches these obligations.

10.3	Exceptions. The disclosure of any Trade Secret by any Party shall not be deemed to be in breach of this Article if any of the following circumstances apply:

10.3.1	the information is in the public domain at the time of disclosure;

10.3.2	the information is disclosed pursuant to the prior written agreement of the Parties;

10.3.3	the information is required by any government authority or law to which a Party, or its affiliate is subject; or

10.3.4	the information is provided to any director, employee, agent, contractor, supplier or advisor of an affiliate in the ordinary course of business pursuant to the prior written agreement of the Parties.

Article 11 Governing Law and Dispute Resolution

11.1	Governing Law. This Agreement shall be governed by PRC Law. Where PRC Law is silent on a particular matter relating to this Agreement, reference shall be made to international commercial practice.

11.2	Dispute Resolution.

11.2.1	If any dispute arises in connection with this Agreement, the Parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

11.2.2	If the dispute cannot be resolved in the above manner within thirty (30) days after the commencement of consultations, either Party may submit the dispute to arbitration as follows:

11.2.2.1
all disputes arising out of or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission which shall be conducted by three (3) arbitrators in Beijing in accordance with the Commission’s arbitration rules; and

11.2.2.2
the arbitration shall be conducted in the Chinese language, with the arbitral award being final and binding upon the Parties.  The cost of arbitration shall be allocated as determined by the arbitrators.

11.2.3	when any dispute is submitted to arbitration the Parties shall continue to perform this Agreement.

Article 12 Notices

12.1
Notice.  All notices and communications between the Parties shall be made in writing and in the English and/or Chinese language by facsimile transmission, delivery in person (including courier service) or registered mail to the addresses set forth below:

If to Transferor	:	Kunming Television Station

Address	:	No. 198, Danxia Avenue, Kunming City, Yunnan
Province;
Tel	:	0871-
Fax	:	0871-
Attn	:	Mr. Yongping LV

Asset Transfer Agreement

If to Transferor	:	Kunming Taishi Information Cartoon Co., Ltd.

Address	:	[•]
Tel	:	[•]
Fax	:	[•]
Attn	:	[•]

12.2	Time of Receipt. The time of receipt of the notice or communication shall be deemed to be:

12.2.1
the time set forth in the transmission journal, in the case of a facsimile transmission, unless such facsimile transmission is sent after 5:00 p.m., in which event the date of receipt shall be deemed to be the following business day in the place of receipt;

12.2.2	the time of signing of a receipt by the receiving Party in the case of delivery in person (including courier service); and

12.2.3	7 days from that shown on the official postal receipt, in the case of registered mail.

Article 13 Miscellaneous

13.1	Entire Agreement. This Agreement represents the full agreement of the Parties as to the subject matter hereof.

13.2	Amendment. This Agreement can only be modified, altered or supplemented through written agreements signed by the Parties.

13.3
No Waiver.  Unless otherwise provided by the PRC Law or agreed by the Parties, any failure or delay on the part of any Party to exercise any right under this Agreement shall not operate as a waiver thereof.

13.4	Severability. The invalidity of any provision of this Agreement shall not affect the validity of any other provision of this Agreement which is unrelated to that provision.

13.5	Language. This Agreement has been prepared in Chinese in 6 sets of originals. Each Party shall hold 3 set of original.

13.6	No Agency. The status of the Parties under this Agreement shall be that of independent contractors, and no Party has the right to make commitments for or on behalf of the other Party.

13.7	Tax. The Parties shall be responsible for its own tax obligations incurred in connection with this Agreement.

13.8	Expenses. Unless otherwise specified, each Party shall bear its own expenses incurred in preparing and performing this Agreement.

13.9
Further Assurance.  Upon the request of any Party, the Parties shall execute such documents and do such things as are reasonably necessary to give effect to the transactions contemplated herein.  If approvals from Government Authorities are required for any transactions contemplated herein, the Transferor shall use its best endeavors to obtain such approvals.

13.10	Taking Effect. This Agreement shall be effective upon signing by the Parties’ authorized representatives and shall be affixed with their respective company seals.

[The space below is intentionally left blank.]

Asset Transfer Agreement

IN WITNESS WHEREOF, the Parties have arranged for this Agreement to be signed by their duly authorized representatives on the date first indicated above.

For and on behalf of Kunming Television Station

Signature	:

Name	:

Title	:

Company Seal	:

For and on behalf of Kunming Taishi Information Cartoon Co., Ltd.

Signature	:

Name	:

Title	:

Company Seal	:

Asset Transfer Agreement

Appendix I

List of Assets

Asset Transfer Agreement